UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

iTeos Therapeutics, Inc.

(Name of Subject Company)

iTeos Therapeutics, Inc.

(Name of Persons Filing Statement)

COMMON STOCK, PAR VALUE $ 0.001 PER SHARE

(Title of Class of Securities)

46565G104

(CUSIP Number of Class of Securities)

Michel Detheux

Chief Executive Officer

iTeos Therapeutics, Inc.

321 Arsenal Street

Watertown, Massachusetts 02472

(339) 217 0161

With copies to:

Christopher Comeau

William Michener

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

(617) 951-7000

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 7.01 and 9.01 of the Current Report on Form 8-K filed by iTeos Therapeutics, Inc. on July 21, 2025 (including all exhibits attached thereto) is incorporated herein by reference.